April 29, 2016

ABS Long/Short Strategies Fund
C/O UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, Wisconsin 53212

Ladies and Gentlemen:

We have acted as counsel to ABS Long/Short Strategies Fund (formerly known as ABS Global Equity Long/Short RIC), a Delaware statutory trust (the “Trust”), in connection with Post-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission on or about April 29, 2016 (the “Registration Statement”). The Registration Statement is being filed to add two new share classes (Institutional Shares and A Shares) to the Registration Statement that already includes Founders’ Shares and previously registered 1,000,000 shares of beneficial interest of the Trust under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “Shares”).

In connection with the furnishing of this opinion, we have examined the following documents:

(a) A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the existence of the Trust;

(b) Copies of the following organizational documents: (1) Certificate of Trust dated June 23, 2015 and filed with the Secretary of State of the State of Delaware; (2) Certificate of Amendment to Certificate of Trust dated September 24, 2015 and filed with the Secretary of State of the State of Delaware; (3) Agreement and Declaration of Trust dated June 23, 2015; (4) Agreement and Declaration of Trust dated June 23, 2015, as amended and restated on September 24, 2015; (4) By-Laws dated June 23, 2015; and (5) By-Laws dated June 23, 2015, as amended September 24, 2015 (the “Organizational Documents”);

(c) The June 23, 2015, September 24, 2015 and September 28, 2015 Written Consents of Sole Trustee (the “Written Consents”);

(d) Copies of certain resolutions (the “Resolutions”) adopted and approved by the Trust’s Board of Trustees with respect to the Trust and the issuance of Shares; and

(e) A copy of the Registration Statement.

April 28, 2016

In conducting such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the copy referred to in paragraph (d) above. We have also assumed for the purposes of this opinion that the Organizational Documents, the Written Consents and the Resolutions will not have been further amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the laws of the State of Delaware that, in our experience, are generally applicable to the issuance of shares by entities such as the Trust (“Delaware Law”) to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware. No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply to such transaction. In addition, to the extent that the Organizational Documents refer to, incorporate or require compliance with, the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for Delaware Law, as aforesaid, we have assumed compliance by the Trust with such act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing and to the further assumptions and limitations hereinafter set forth, please be advised that it is our opinion that: (1) the Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and (2) when issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.

April 28, 2016

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Bernstein, Shur, Sawyer & Nelson, P.A.

Bernstein, Shur, Sawyer & Nelson, P.A.

ecl/jts/ccbd